Exhibit 99.1

FOR IMMEDIATE RELEASE: AUGUST 3, 2018

LEGGETT’S BOARD OF DIRECTORS ELECTS NEW BOARD MEMBER

Carthage, MO, August 3, 2018 —

Leggett & Platt announced the election of Srikanth Padmanabhan to its Board of Directors effective August 3, 2018.

Mr. Padmanabhan, 54, serves as a Vice President of Cummins Inc. and President of Cummins’ Engine Business. Cummins Inc. is a global power leader and corporation of complementary business units that design, manufacture, distribute and service a broad portfolio of power solutions. The Engine Business is the largest of Cummins’ four business segments. In his 27 years at Cummins, Mr. Padmanabhan has led a number of businesses, including Vice President of the heavy duty, midrange and light duty markets, President of Cummins Emission Solutions, Managing Director of Cummins Generator Technologies based in Stamford, England, Country Manager of Cummins Filtration Mexico, and various leadership roles in Cummins Fuel Systems. He has lived and worked in India, the United States, Mexico and the United Kingdom.

Mr. Padmanabhan holds a bachelor’s degree in Mechanical Engineering from the National Institute of Technology in Trichy, India and a Ph.D. in Mechanical Engineering from Iowa State University in Ames, Iowa. He is also a graduate of the Advanced Management Program from Harvard Business School.

“Srikanth brings extensive experience in managing operations, technology and innovation across a multi-billion dollar global business,” said Ted Enloe, Board Chair. “We are extremely pleased to have him join our Board.”

Mr. Padmanabhan was identified through a national search that was conducted by Diversified Search. To learn more about other members of Leggett’s Board of Directors, visit www.leggett.com under the Corporate Governance and Directors tabs.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 135-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 14 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) flooring underlayment; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

P. O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131